BGC PARTNERS

REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

EXHIBIT 99.1
NEW YORK – August 3, 2022 – BGC Partners, Inc. (Nasdaq: BGCP) ("BGC Partners" or "BGC" or the "Company"), a leading global brokerage and financial technology company, today reported its financial results for the quarter ended June 30, 2022.

Howard W. Lutnick, Chairman and CEO of BGC Partners:

"I am pleased to announce that the Joint Committee of our independent Directors of the Board, which was constituted to consider the conversion to a corporate structure, has agreed to pursue and move forward with the corporate conversion, subject to documentation. This conversion is intended to be effective January 1, 2023, subject to the regulatory process. We believe this change will improve operational efficiencies and benefit our shareholders and stakeholders by implementing a more simple, transparent corporate structure.

BGC's Adjusted Earnings margins continued to improve, representing the seventh consecutive quarter of year-over-year margin expansion. Our sustained margin improvement reflects higher levels of automation and digitization across our overall business. Fenics registered another quarter of double-digit revenue growth, outpacing the industry and our overall business, and now represents over 25 percent of our overall revenue, its highest mark ever."

SELECT FINANCIAL RESULTS1,2

Highlights of Consolidated Results (USD millions)	2Q22	2Q21	Change	Constant Currency Change
Revenues (excluding Insurance)	$435.8	$458.0	(4.9)%	(0.5)%
Revenues	435.8	512.5	(15.0)%	(11.1)%
GAAP income from operations before income taxes	31.4	18.9	66.7%
GAAP net income for fully diluted shares	19.7	23.3	(15.3)%
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	90.2	97.4	(7.4)%
Post-tax Adjusted Earnings	84.7	87.0	(2.6)%
Adjusted EBITDA	113.9	117.2	(2.8)%
Per Share Results	2Q22	2Q21	Change
GAAP fully diluted earnings per share	$0.04	$0.04	—%
Post-tax Adjusted Earnings per share	$0.17	$0.15	13.3%
1 U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax income” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Timing of Outlook for Certain GAAP and Non-GAAP Items”, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”, “Adjusted EBITDA Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, “Liquidity Analysis”, and "Constant Currency Defined", including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein.
2 On November 1, 2021, BGC closed the sale of its Insurance business to The Ardonagh Group receiving approximately $535 million in gross proceeds, subject to limited post-closing adjustments. For additional information, please see press release titled “BGC Completes Sale of Insurance Brokerage Business to The Ardonagh Group" dated November 1, 2021.

SECOND QUARTER 2022 HIGHLIGHTS (VERSUS THE YEAR AGO PERIOD, UNLESS OTHERWISE STATED)
•Post-tax Adjusted Earnings margin expanded by 247 basis points.
•Pre-tax Adjusted Earnings margin expanded by 168 basis points.
•Record second quarter Fenics revenue of $109.6 million, an improvement of 13 percent (18 percent on a Constant Currency basis3).
•Fenics revenue represented over 25 percent of overall revenue, an all time record.
•Fenics Markets4 revenue of $97.2 million, up 13 percent (18 percent on a Constant Currency basis), with a pre-tax Adjusted Earnings margin of 32.2 percent, an improvement of 243 basis points.
•Fenics Growth Platforms5 revenue of $12.4 million, an improvement of 17 percent (19 percent on a Constant Currency basis).
•Fenics UST revenue was up over 30 percent on average daily volume ("ADV") growth of over 22 percent; CLOB market share of 19 percent, an improvement of approximately 162 basis points6.
•Record second quarter Fenics FX ADV, up 47 percent.
•Lucera revenue improved by 25 percent, its tenth consecutive quarter of year-over-year revenue growth.
•Fenics Direct generated its seventh consecutive record quarter with ADV up 94 percent.
•Average front office productivity improved 5 percent.
•Fenics Market Data was named Best Market Data Provider (Broker) at the Inside Market Data & Inside Reference Data Awards 2022.

DISCUSSION OF RESULTS
BGC generated total revenue of $435.8 million during the second quarter of 2022, which declined 4.9 percent versus last year (0.5 percent on a Constant Currency basis), excluding Insurance. During the quarter, the U.S. dollar appreciated against most major currencies, and particularly against the euro and pound sterling, which were approximately 12 percent and 10 percent lower, respectively. BGC's total revenue would have been $19.9 million higher, and in-line with the year ago period, but for the strengthening of the U.S. dollar7.
The recent change in central bank monetary policies away from zero interest rates, following the highest inflation in decades, has set the stage, beginning in 2023, for a resurgence of secondary market trading volumes in rates, credit and foreign exchange, where BGC is a market leader. BGC expects the current rising interest rate environment to create, over the next two or three quarters, an uneven market for the industry with some product categories increasing dramatically, while others face short-term challenges as their key market participants deal with the difficulty of trading through rising interest rates.
During the quarter, the Company experienced this performance across asset classes. For example, BGC generated strong growth in short-term interest rate products, government bonds, interest rate options, U.S. investment grade credit, spot FX and LatAm FX. The current rising interest rate environment created near-term
3 Constant Currency is defined in the "Non-GAAP Financial Measures" section of this document.
4 Fenics Markets includes the fully electronic portions of BGC’s brokerage businesses, Data, Software and Post-trade revenues that are unrelated to Fenics Growth Platforms, as well as Fenics Integrated revenues. Businesses are categorized as “Fenics Integrated” if they utilize sufficient levels of technology such that significant amounts of their transactions can be, or are, executed without broker intervention and have expected pre-tax Adjusted Earnings margins of at least 25 percent.
5 Fenics Growth Platforms include Fenics UST, Fenics GO, Lucera, Fenics FX and other newer standalone platforms.
6 Central limit order book (“CLOB”) market share is from Greenwich Associates and BGC’s internal estimates. From 3Q 2021 onward, Greenwich Associates updated its methodology for calculating CLOB market share to more accurately reflect CLOB-only trading volumes.
7 Excluding Insurance.

challenges for businesses including longer-dated interest rate swaps, European credit, G10 FX forwards, Central European FX options and even inflation products, all of which BGC expects to rebound strongly in 2023.
The Company continues to make progress in automating its overall business. Fenics, BGC's higher margin, technology-driven business, now represents for the first time over 25 percent of BGC's total revenue and grew at a strong pace of 13.0 percent (18.1 percent on a Constant Currency basis). The Company remains focused on converting its large Voice / Hybrid revenue base to Fenics revenue, driving margins higher. Adjusted Earnings margins and average front office productivity both improved year-over-year for the seventh consecutive quarter.
BGC generates a significant amount of its revenues in non-U.S. dollar denominated currencies, particularly in the euro and pound sterling. In order to present a better comparison of the Company's revenues during the period, which exhibited highly volatile foreign exchange movements, BGC is providing revenues year-over-year comparisons on a "Constant Currency" basis this quarter. The Company's Constant Currency movements assume the foreign exchange rates used to determine the Company's prior period revenues apply to the current period revenues.

CONSOLIDATED REVENUES8

Consolidated Revenues (USD millions)	2Q22	2Q21	Change	Constant Currency Change
Rates	$137.1	$136.5	0.5%	7.3%
Foreign Exchange	74.3	72.8	2.1%	3.4%
Credit	61.3	72.6	(15.6)%	(10.9)%
Energy and Commodities	66.7	74.7	(10.8)%	(9.1)%
Equities	58.3	60.8	(4.2)%	1.4%
Total Brokerage Revenues (excluding Insurance)	$397.7	$417.5	(4.7)%	(0.4)%
Data, Software, and Post-trade	23.4	21.6	8.3%	9.0%
Fees from related parties, interest and dividend income, and other revenues	14.7	19.0	(22.8)%	(15.0)%
Total Revenues (excluding Insurance)	$435.8	$458.0	(4.9)%	(0.5)%
Insurance	-	54.4	NMF	NMF
Total Revenues	$435.8	$512.5	(15.0)%	(11.1)%
Second quarter revenue performance across the business was as follows:
▪Total revenue was $435.8 million, down 4.9 percent (0.5 percent on a Constant Currency basis), excluding Insurance.
8 Insurance revenue includes Insurance related Interest and dividend income.

▪Voice / Hybrid, including other revenue, was $326.2 million, a decrease of 9.7 percent (5.5 percent on a Constant Currency basis), excluding Insurance, due to the continued conversion of Voice / Hybrid to Fenics Markets revenue.
▪Fenics reported record second quarter revenue of $109.6 million, an improvement of 13.0 percent (18.1 percent on a Constant Currency basis); Fenics Markets had a pre-tax Adjusted Earnings margin of 32.2 percent, an increase of 243 basis points from the year ago period.

FENICS

Fenics Revenues (USD millions)	2Q22	2Q21	Change	Constant Currency Change
Fenics Markets	$97.2	$86.4	12.5%	18.0%
Fenics Growth Platforms	12.4	10.6	16.9%	18.6%
Fenics Revenues	$109.6	$97.0	13.0%	18.1%
Fenics generated record second quarter revenue of $109.6 million, growing at a leading rate of 13.0 percent (18.1 percent on a Constant Currency basis). Fenics represented 25.2 percent of BGC's overall revenue, its highest mark ever. The Company remains focused on converting its $1.4 billion Voice / Hybrid revenue base into higher-margin, technology driven Fenics Markets revenue, while contemporaneously scaling its state-of-the-art, fully electronic, Fenics Growth Platforms, including FMX9 and electronic cryptocurrency offerings.
Fenics Growth Platforms: Second quarter revenue improved by 16.9 percent from a year ago (18.6 percent on a Constant Currency basis), driven by growth across Fenics UST, Lucera, Fenics FX, Fenics GO, and Portfolio Match:
▪Fenics UST revenue increased over 30 percent, driven by ADV growth of 22 percent, new product offerings, and more traders using the platform. Fenics UST CLOB market share increased 162 basis points from a year ago to 19 percent in the second quarter10. Fenics UST's newer T-bill offering gained traction during the quarter, with ADV exceeding $1 billion for the month of June and reaching $3 billion on certain days.
▪Lucera, BGC's infrastructure and software business, once again generated strong double-digit revenue growth, with revenue improving by 25 percent year-over-year. This quarter's growth was driven by new clients, the expansion of existing relationships, and adding new cryptocurrency clients. Lucera is providing connectivity to 30 of the world's deepest crypto liquidity pools via its world-class infrastructure with a growing pipeline.
▪Fenics FX, an ultra-low latency electronic FX trading platform, had another record quarter generating strong volume growth of 47 percent, outpacing other FX platforms and the overall market. Fenics FX has developed leading transaction cost, liquidity, and market impact tools, providing clients with critical information unique to the platform. These trading tools, along with its leading Lucera supported technology, has accelerated Fenics FX's market share gains and led to consistent, strong double-digit volume growth throughout the course of the year.
9 For additional information, please see press release titled "Fenics Launches Fenics Markets Xchange ("FMX")" dated November 3, 2021 and the "FMX" section of this document.
10 Central limit order book (“CLOB”) market share is from Greenwich Associates and BGC’s internal estimates. From 3Q 2021 onward, Greenwich Associates updated its methodology for calculating CLOB market share to more accurately reflect CLOB-only trading volumes.

▪Fenics GO, a global options electronic trading platform, grew its market share, primarily driven by strong growth across its Asian index businesses. For the first six months of 2022, Fenics GO's revenue and volumes have already well exceeded its full year 2021 performance.
▪Portfolio Match, a session-based, credit matching platform, continued to gain traction during the quarter with revenue more than doubling from a year ago. Portfolio Match currently supports U.S. and European investment grade credit, and European high yield credit. The platform continues to scale its client base as it rolls out new technology to fully automate the entire credit trading process.
Fenics Markets: Revenue improved by 12.5 percent (18.0 percent on a Constant Currency basis), driven by FX, Credit, and Market Data:
▪Fenics Market Data signed over 60 new contracts during the second quarter with total contracted value increasing 27 percent versus the prior year. Fenics Market Data continues to see strong demand for its regulatory, interest rates, inflation, and FX data packages, with additional products to be added throughout the year. Fenics Market Data, which has a highly recurring and compounding subscription revenue model, grew over 17 percent year-over-year.
▪Fenics Direct, a web-delivered multi-dealer FX options platform, grew its ADV by 94 percent in the second quarter versus the prior year period. Fenics Direct has grown its volume by over four-fold since the second quarter of 2020, driven by onboarding new clients as well as evolving client demand to trade FX options electronically.
▪Fenics MIDFX, the leading wholesale FX hedging platform, continued to see strong client demand for the platform during the quarter. Fenics MIDFX's Asian NDF offering saw a 54 percent increase in ADV, as clients sought the same highly efficient, risk neutral qualities the platform offers for spot FX.
FMX Update: FMX, which combines Fenics UST's leading U.S. Treasury business with a state-of-the-art U.S. Interest Rates futures platform, continued to make significant progress on its expected fourth quarter futures exchange launch. FMX is working closely with regulators and its clearing partner, LCH, to deliver a comprehensive and efficient cross margining platform across U.S. dollar based futures and interest rate swaps. Beginning in the fourth quarter of 2022, FMX's Futures Exchange will offer clients an alternative U.S. Rates futures platform for U.S. Treasury, Eurodollar, and SOFR futures products11. BGC expects to announce strategic partners prior to the launch of FMX's Futures Exchange. FMX Futures Exchange recently announced Terry Belton and Dr. Sharon Brown-Hruska as Directors of the FMX Board, both of whom bring a wealth of experience across the futures and regulatory landscape.
Cryptocurrency Initiatives Update: BGC continued to advance on its comprehensive cryptocurrency offering, including the expansion of Lucera's infrastructure across the cryptocurrency ecosystem. Lucera's crypto offering leverages the Company's wholesale global electronic trading network to connect the world's largest capital markets participants to the exchanges and market makers of this asset class. BGC recently announced plans for a cryptocurrency exchange, which the Company anticipates will be launched in the late fourth or early first quarter of next year. Additionally, BGC arranged the first intermediated block trade of CME Group Bitcoin options in Asia in July.

11 Subject to customary regulatory approvals.

CONSOLIDATED EXPENSES AND TAXES AND NONCONTROLLING INTEREST12

Consolidated Expenses (USD millions)	2Q22	2Q21	Change
Compensation and employee benefits under GAAP	$211.9	$270.6	(21.7)%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	46.1	58.3	(20.9)%
Non-compensation expenses under GAAP	150.9	167.9	(10.1)%
Total expenses under GAAP	$408.9	$496.7	(17.7)%

Compensation and employee benefits for Adjusted Earnings	$211.1	$269.1	(21.5)%
Non-compensation expenses for Adjusted Earnings	132.7	148.2	(10.4)%
Total expenses for Adjusted Earnings	$343.8	$417.2	(17.6)%
The Company’s compensation and employee benefits under GAAP and Adjusted Earnings decreased in the second quarter of 2022 due to increased automation, the sale of Insurance, lower commissionable revenues, and the FX impact on its U.K. and European operations. BGC's Adjusted Earnings compensation as a percentage of total revenue was 48.4 percent, over 400 basis points lower versus a year ago.
Non-compensation expenses under GAAP and Adjusted Earnings decreased by 10.1 percent and 10.4 percent, respectively, driven by lower occupancy and equipment expense due to the sale of Insurance, as well as lower professional and consulting fees, interest and communication expenses. These expense reductions were partially offset by higher selling and promotion charges, as COVID-19 restrictions have relaxed across many of the major geographies in which BGC operates.

Taxes and Noncontrolling Interest (USD millions)	2Q22	2Q21	Change
GAAP provision (benefit) for income taxes	$15.1	($1.2)	NMF
Provision for income taxes for Adjusted Earnings	6.0	10.2	(41.4)%
GAAP net income attributable to noncontrolling interest in subsidiaries	1.6	3.8	(58.6)%
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	(0.6)	0.2	NMF

12For additional information on “Equity-based compensation and allocations of net income to limited partnership units and FPUs”, please see the section of this document titled “Adjusted Earnings Defined” and the footnotes to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”.

CONSOLIDATED SHARE COUNT13

Consolidated Share Count (USD millions)	2Q22	2Q21	Change	1Q22	Change (QoQ)
Fully diluted weighted-average share count under GAAP	507.0	563.9	(10.1)%	502.9	0.8%
Fully diluted weighted-average share count for Adjusted Earnings	507.0	563.9	(10.1)%	502.9	0.8%
Fully diluted spot share count under GAAP and Adjusted Earnings	500.7	539.3	(7.2)%	502.9	(0.4)%
BGC’s fully diluted spot share count decreased by 2.2 million shares, or 0.4 percent sequentially. Compared to a year ago, BGC's fully diluted spot share count decreased by 38.6 million shares, or 7.2 percent. The Company repurchased and redeemed 9.7 million Class A common shares and units during the quarter. The majority of this activity occurred in the latter part of the period, and thus is not fully reflected in the fully diluted weighted-average share count under both GAAP and Adjusted Earnings. Share and unit issuance has typically been the greatest in the second quarter due to the timing of year-end bonus awards.

SELECT BALANCE SHEET METRICS14
BGC’s liquidity was $535.0 million as of June 30, 2022 compared with $594.8 million as of year-end 2021. The change in BGC's liquidity reflects payments for year-end bonuses, tax payments, acquisitions, new hires, and share and unit repurchases and redemptions.
Cash and cash equivalents were $496.5 million as of June 30, 2022 versus $553.6 million as of December 31, 2021, while notes payable and other borrowings were $1,051.0 million compared with $1,052.8 million. Total capital was $747.1 million compared with $682.1 million as of year-end 2021.

OUTLOOK

BGC’s revenues were approximately 1.8 percent lower for the first 20 trading days of the third quarter of 2022, when compared to the same period in 2021, excluding Insurance. The third quarter of 2021 included $51.6 million of Insurance revenue.

This guidance reflects continuing FX headwinds for the euro and pound sterling. Quarter-to-date, the euro and pound sterling are both tracking over 13% lower versus the U.S. dollar compared to the year ago period.	Metric (USD millions)	Guidance	Actual
		3Q22	3Q21
	Revenues (excl. Insurance)	$395 - $445	$422.1
	Revenues (excl. Insurance) Constant Currency basis	$412 - $462
	Revenues		$473.7
	Pre-tax Adjusted Earnings	$73 - $93	$79.1
		FY 2022	FY 2021
	Adjusted Earnings Tax Rate (%)	8 - 10%	6.4%
13“Spot” is used interchangeably with the end-of-period share count.
14 The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). “Cash segregated under regulatory requirements” is not included in liquidity. For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. The Company defines net debt as notes payable and other borrowings less liquidity. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

DIVIDEND INFORMATION
On August 2, 2022, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.01 per share payable on September 6, 2022 to Class A and Class B common stockholders of record as of August 23, 2022. The ex-dividend date will be August 22, 2022.

CORPORATE CONVERSION
The Joint Committee of BGC Partners' independent Directors of the Board, which was constituted to consider the conversion to a corporate structure, has agreed to pursue and move forward with a conversion of the Company's corporate structure from an Umbrella Partnership/C-Corporation ("Up-C") to a "Full C-Corporation." This conversion is intended to be effective January 1, 2023, subject to customary closing conditions in the agreement and the regulatory process. The Company's conversion to a simpler, more transparent corporate structure aims to improve operational efficiencies and provide investors with an easier to understand organizational structure. The Company currently expects to provide more information on estimated tax rate, synergies and other efficiencies on its next earnings call.

ONLINE AVAILABILTY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL INFORMATION
An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.bgcpartners.com. Additional detail on overall Fenics revenues is available in the supplemental Excel financial tables that accompany this press release at http://ir.bgcpartners.com. The Excel tables and earnings presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Please see the sections titled “Impact of COVID-19 on Employees” and “Impact of COVID-19 on the Company’s Results” in the Company’s most recent report on Form 10-K for the impact of the pandemic on the Company’s employees, clients, and results.

BGC CONFERENCE CALL AND INVESTOR PRESENTATION
BGC will hold a conference call on Wednesday, August 3, 2022 to discuss second quarter 2022 results starting at 10:00 a.m. ET. A live webcast of the call, along with an investor presentation summarizing BGC’s consolidated non-GAAP results, will be accessible at http://ir.bgcpartners.com. Alternatively, interested parties can access the call by dialing +1 844-200-6205 (U.S.) or +1 929-526-1599 (international) and entering passcode 079-208. After the conference call, an archived recording will be available at http://ir.bgcpartners.com.

BGC PARTNERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except per share data)
(unaudited)

	June 30,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$496,489	$553,598
Cash segregated under regulatory requirements	12,652	13,201
Securities owned	39,150	40,838
Marketable securities	293	406
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	2,359,053	782,446
Accrued commissions and other receivables, net	308,881	296,423
Loans, forgivable loans and other receivables from employees and partners, net	304,138	286,967
Fixed assets, net	181,942	190,112
Investments	37,507	33,039
Goodwill	487,214	486,919
Other intangible assets, net	200,237	207,747
Receivables from related parties	8,378	5,237
Other assets	450,955	445,233
Total assets	$4,886,889	$3,342,166

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$3,818	$3,584
Repurchase agreements	900	—
Accrued compensation	187,381	214,379
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	2,173,291	656,278
Payables to related parties	90,491	53,764
Accounts payable, accrued and other liabilities	632,825	679,254
Notes payable and other borrowings	1,051,044	1,052,831
Total liabilities	4,139,750	2,660,090
Redeemable partnership interest	16,446	18,761

Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized;
451,760 and 435,944 shares issued at June 30, 2022 and December 31,
2021, respectively; and 324,087 and 317,023 shares outstanding at
June 30, 2022 and December 31, 2021, respectively	4,518	4,359
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
45,884 shares issued and outstanding at each of June 30, 2022 and
December 31, 2021, convertible into Class A common stock	459	459
Additional paid-in capital	2,499,393	2,451,135
Treasury stock, at cost: 127,673 and 118,921 shares of Class A common stock at	(648,500)	(623,734)
June 30, 2022 and December 31, 2021, respectively
Retained deficit	(1,138,628)	(1,171,919)
Accumulated other comprehensive income (loss)	(46,456)	(40,548)
Total stockholders' equity	670,786	619,752
Noncontrolling interest in subsidiaries	59,907	43,563
Total equity	730,693	663,315
Total liabilities, redeemable partnership interest and equity	$4,886,889	$3,342,166

BGC PARTNERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2022	2021	2022	2021
Commissions	$309,542	$389,768	$666,206	$824,988
Principal transactions	88,169	81,997	203,770	180,760
Total brokerage revenues	397,711	471,765	869,976	1,005,748

Fees from related parties	3,625	4,245	6,942	8,030
Data, software and post-trade	23,391	21,602	47,518	43,588
Interest and dividend income	8,961	11,455	11,396	14,493
Other revenues	2,068	3,383	6,388	8,167
Total revenues	435,756	512,450	942,220	1,080,026

Expenses:
Compensation and employee benefits	211,873	270,586	469,141	578,929
Equity-based compensation and allocations of net
income to limited partnership units and FPUs	46,133	58,290	104,009	91,785
Total compensation and employee benefits	258,006	328,876	573,150	670,714
Occupancy and equipment	39,921	47,159	78,584	95,549
Fees to related parties	6,009	4,518	11,734	9,900
Professional and consulting fees	13,810	20,029	29,441	36,235
Communications	27,166	30,776	55,057	60,586
Selling and promotion	12,443	8,618	23,381	16,106
Commissions and floor brokerage	14,239	14,308	31,582	32,237
Interest expense	14,342	18,680	28,645	36,533
Other expenses	23,010	23,772	40,785	39,809
Total non-compensation expenses	150,940	167,860	299,209	326,955
Total expenses	408,946	496,736	872,359	997,669

Other income (losses), net:
Gains (losses) on divestitures and sale of investments	—	(92)	—	(92)
Gains (losses) on equity method investments	2,729	1,323	5,532	2,789
Other income (loss)	1,909	1,924	1,413	7,330
Total other income (losses), net	4,638	3,155	6,945	10,027

Income (loss) from operations before income taxes	31,448	18,869	76,806	92,384

Provision (benefit) for income taxes	15,105	(1,191)	29,762	13,748
Consolidated net income (loss)	$16,343	$20,060	$47,044	$78,636

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	1,581	3,820	6,310	19,680

Net income (loss) available to common stockholders	$14,762	$16,240	$40,734	$58,956

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
Continued

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Per share data:
Basic earnings per share
Net income available to common stockholders	$14,762	$16,240	$40,734	$58,956
Basic earnings per share	$0.04	$0.04	$0.11	$0.16
Basic weighted-average shares of common stock outstanding	375,613	384,902	371,988	379,639

Fully diluted earnings per share
Net income for fully diluted shares	$19,710	$23,260	$53,348	$84,963
Fully diluted earnings per share	$0.04	$0.04	$0.11	$0.15
Fully diluted weighted-average shares of common stock outstanding	507,005	563,923	504,609	560,210

Non-GAAP Financial Measures
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; “Liquidity”; and beginning with this document, "Constant Currency". The definitions of these terms are below.
Adjusted Earnings Defined
BGC uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) from operations before income taxes” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC. Adjusted Earnings is calculated by taking the most comparable GAAP measures and adjusting for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA
Treatment of Equity-Based Compensation Line Item for Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
■Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.
■Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.
■GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
■Charges related to amortization of RSUs and limited partnership units.
■Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
■Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.
The amounts of certain quarterly equity-based compensation charges are based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes.”

Virtually all of BGC’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share. However, out of an abundance of caution and in order to strengthen the Company’s balance sheet due the uncertain macroeconomic conditions with respect to the COVID-19 pandemic, BGC Holdings, L.P. has reduced its distributions of income from the operations of BGC’s businesses to its partners.
Compensation charges are also adjusted for certain other cash and non-cash items.
Certain Other Compensation-Related Adjustments for Adjusted Earnings
BGC also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period from its calculation of Adjusted Earnings. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
Calculation of Non-Compensation Adjustments for Adjusted Earnings
Adjusted Earnings calculations may also exclude items such as:
■Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
■Acquisition related costs;
■Certain rent charges;
■Non-cash GAAP asset impairment charges; and
■Various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
Calculation of Adjustments for Other (income) losses for Adjusted Earnings
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:
■Gains or losses on divestitures;
■Fair value adjustment of investments;
■Certain other GAAP items, including gains or losses related to BGC's investments accounted for under the equity method; and
■Any unusual, one-time, non-ordinary, or non-recurring gains or losses.
Methodology for Calculating Adjusted Earnings Taxes
Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.
BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.
Calculations of Pre- and Post-Tax Adjusted Earnings per Share
BGC’s pre- and post-tax Adjusted Earnings per share calculations assume either that:
■The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
■The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax, when the impact would be anti-dilutive.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.
The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table titled “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings” in the Company’s most recent financial results press release.
Management Rationale for Using Adjusted Earnings
BGC’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of BGC’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Dividends to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited, condensed, consolidated statements of cash flows.
The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or in the Company’s most recent financial results press release titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Adjusted EBITDA Defined
BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:
■Provision (benefit) for income taxes;
■Net income (loss) attributable to noncontrolling interest in subsidiaries;
■Interest expense;
■Fixed asset depreciation and intangible asset amortization;
■Equity-based compensation and allocations of net income to limited partnership units and FPUs;
■Impairment of long-lived assets;
■(Gains) losses on equity method investments; and
■Certain other non-cash GAAP items, such as non-cash charges of amortized rents incurred by the Company for its new U.K. based headquarters.
The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since BGC’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or in the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including the footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Timing of Outlook for Certain GAAP and Non-GAAP Items
BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
■Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
■Unusual, one-time, non-ordinary, or non-recurring items;
■The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;
■Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and
■Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.
Liquidity Defined
BGC may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.
For more information regarding Liquidity, see the section of this document and/or in the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Constant Currency Defined
BGC generates a significant amount of its revenues in non-U.S. dollar denominated currencies, particularly in the euro and pound sterling. In order to present a better comparison of the Company's revenues during the period, which exhibited highly volatile foreign exchange movements, BGC provides revenues year-over-year comparisons on a "Constant Currency" basis. BGC uses a Constant Currency financial metric to provide a better comparison of the Company's underlying operating performance by eliminating the impacts of foreign currency fluctuations between comparative periods. Since BGC's consolidated financial statements are presented in U.S. dollars, fluctuations in non-U.S. dollar denominated currencies have an impact on the Company's GAAP results. The Company's Constant Currency metric, which is a non-GAAP financial measure, assumes the foreign exchange rates used to determine the Company's comparative prior period revenues, apply to the current period revenues. Constant Currency revenue percentage change is calculated by determining the change in current quarter non-GAAP constant currency revenues over prior period revenues. Non-GAAP Constant Currency revenues are total revenues excluding the effect of foreign exchange rate movements and are calculated by remeasuring and/or translating current quarter revenues using prior period exchange rates. BGC presents certain non-GAAP Constant Currency percentage changes in Constant Currency revenues as a supplementary measure because it facilitates the comparison of the Company's core operating results. This information should be considered in addition to, and not as a substitute for, results reported in accordance with GAAP.

BGC PARTNERS, INC.
RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES TO ADJUSTED EARNINGS AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Q2 2022	Q2 2021
GAAP income (loss) from operations before income taxes	$31,448	$18,869

Pre-tax adjustments:

Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (1)	46,133	58,290
Other Compensation charges (2)	788	1,520
Total Compensation adjustments	46,921	59,810

Non-Compensation adjustments:
Amortization of intangibles (3)	3,741	6,684
Acquisition related costs	—	313
Impairment charges	1,192	1,263
Other (4)	13,278	11,435
Total Non-Compensation adjustments	18,211	19,695

Other income (losses), net adjustments:
Losses (gains) on divestitures	—	92
Fair value adjustment of investments (5)	(1,782)	87
Other net (gains) losses (6)	(4,645)	(1,144)
Total other income (losses), net adjustments	(6,427)	(965)

Total pre-tax adjustments	58,705	78,540

Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	$90,153	$97,409

GAAP net income (loss) available to common stockholders	$14,762	$16,240
Allocation of net income (loss) to noncontrolling interest in subsidiaries (7)	2,160	3,621
Total pre-tax adjustments (from above)	58,705	78,540
Income tax adjustment to reflect adjusted earnings taxes (8)	9,113	(11,419)

Post-tax adjusted earnings	$84,740	$86,982

Per Share Data

GAAP fully diluted earnings (loss) per share	$0.04	$0.04

Less: Allocations of net income (loss) to limited partnership units, FPUs, and noncontrolling interest in subsidiaries, net of tax	(0.01)	(0.01)
Total pre-tax adjustments (from above)	0.12	0.14
Income tax adjustment to reflect adjusted earnings taxes	0.02	(0.02)

Post-tax adjusted earnings per share	$0.17	$0.15

Fully diluted weighted-average shares of common stock outstanding	507,005	563,923

Dividends declared per share of common stock	$0.01	$0.01
Dividends declared and paid per share of common stock	$0.01	$0.01

Please see footnotes to this table on the next page.

(1) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in thousands):

	Q2 2022	Q2 2021
Issuance of common stock and grants of exchangeability	$20,460	$31,222
Allocations of net income	4,734	6,846
LPU amortization	15,601	16,741
RSU amortization	5,338	3,481
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$46,133	$58,290

(2) GAAP Expenses in the second quarter of 2022 included $1.5 million related to one-time employee loan forgiveness, $0.1 million of certain acquisition-related compensation expenses, and ($0.8) million of other compensation related adjustments. GAAP expenses for the second quarter of 2021 included $1.6 million of certain acquisition-related compensation expenses.

(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

(4) GAAP expenses in the second quarter of 2022 include $4.8 million of reserves in connection with unsettled trades and receivables with sanctioned Russian entities, as well as various other GAAP items. The second quarter of 2021 included various other GAAP items. The above-referenced items are consistent with BGC’s normal practice of excluding certain GAAP gains and charges from Adjusted Earnings that management believes do not best reflect the ordinary results of the Company, including with respect to non-recurring or unusual gains or losses, as well as resolutions of litigation.

(5) Includes non-cash gain of $1.8 million and non-cash loss of ($87) thousand related to fair value adjustments of investments held by BGC in the second quarter of 2022 and 2021, respectively.

(6) For the second quarter of 2022 and 2021, includes non-cash gains of $2.7 million and $1.3 million, respectively, related to BGC's investments accounted for under the equity method. The second quarter of 2022 also included a net gain of $1.9 million related to various other GAAP items, while the second quarter of 2021 also included a net loss of ($0.2) million related to various other GAAP items.

(7) Primarily represents Cantor's pro-rata portion of net income.

(8) BGC's GAAP provision for income taxes is calculated based on an annualized methodology. The Company's GAAP provision (benefit) for income taxes was $15.1 million and ($1.2) million for the second quarters of 2022 and 2021, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The non-GAAP provision for income taxes was adjusted by $9.1 million and ($11.4) million for the second quarters of 2022 and 2021, respectively. As a result, the provision (benefit) for income taxes with respect to Adjusted Earnings was $6.0 million and $10.2 million for the second quarters of 2022 and 2021, respectively.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
UNDER GAAP AND FOR ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Q2 2022	Q2 2021

Common stock outstanding	375,613	384,902
Limited partnership units	64,252	108,548
Cantor units	57,009	55,131
Founding partner units	7,902	9,927
RSUs	1,188	4,141
Other	1,041	1,274

Fully diluted weighted-average share count under GAAP and Adjusted Earnings	507,005	563,923

Note: BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods.

BGC PARTNERS, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)

	June 30, 2022	December 31, 2021

Cash and cash equivalents	$496,489	$553,598
Securities owned	39,150	40,838
Marketable securities	293	406
Repurchase agreements	(900)	—
Total Liquidity	$535,032	$594,842

        BGC PARTNERS, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Q2 2022	Q2 2021
GAAP net income (loss) available to common stockholders	$14,762	$16,240

Add back:

Provision (benefit) for income taxes	15,105	(1,191)

Net income (loss) attributable to noncontrolling interest in subsidiaries (1)	1,581	3,820

Interest expense	14,342	18,680

Fixed asset depreciation and intangible asset amortization	18,755	21,456

Impairment of long-lived assets	1,192	1,263

Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	46,133	58,290

(Gains) losses on equity method investments (3)	(2,729)	(1,323)

Other non-cash GAAP expenses (4)	4,798	—

Adjusted EBITDA	$113,939	$117,235

(1) Primarily represents Cantor's pro-rata portion of net income.

(2) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation. See Footnote 1 to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information.

(3) For the second quarters of both 2022 and 2021, includes non-cash gains of $2.7 million and $1.3 million, respectively, related to BGC's investments accounted for under the equity method.

(4) The second quarter of 2022 includes $4.8 million of non-cash reserves in connection with unsettled trades and receivables with sanctioned Russian entities.

Other Items of Note
Unless otherwise stated, all results provided in this document compare the second quarter of 2022 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.
About BGC Partners, Inc.
BGC Partners, Inc. (“BGC”) is a leading global brokerage and financial technology company. BGC, through its various affiliates, specializes in the brokerage of a broad range of products, including Fixed Income (Rates and Credit), Foreign Exchange, Equities, Energy and Commodities, Shipping, and Futures. BGC, through its various affiliates, also provides a wide variety of services, including trade execution, brokerage, clearing, trade compression, post-trade, information, and other back-office services to a broad range of financial and non-financial institutions. Through its brands, including FMX™, Fenics®, Fenics Market Data™, Fenics GO™, BGC®, BGC Trader™, Capitalab®, and Lucera®, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, FMX, Fenics Market Data, kACE2, Fenics GO, Capitalab, and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC and/or its affiliates.
BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the Nasdaq Global Select Market under the ticker symbol “BGCP”. BGC is led by Chairman of the Board and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.
Discussion of Forward-Looking Statements about BGC
Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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Investor Contact:
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